Exhibit 99.1

Merisant
33 North Dearborn
Suite 200
Chicago, Illinois 60602
312-840-6000

NEWS RELEASE

For Immediate Release

MERISANT WORLDWIDE, INC. AND U.S. AFFILIATES TO PURSUE FINANCIAL RESTRUCTURING

Merisant Company and its Subsidiaries Will Continue Normal Operations While in Chapter 11

Company to Request Court Approval for $20 Million Debtor-in-Possession Financing

Chicago, January 12, 2009 – Merisant Worldwide, Inc., a global leader in tabletop sweeteners, announced today that in order to strengthen its financial health and long-term growth prospects, the company and its U.S. affiliates have filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware to restructure its balance sheet. The company’s U.S. and global businesses will continue normal operations.

“During the last four years, we took aggressive measures that succeeded in cutting costs and making Merisant more efficient as well as building a platform for future growth,” said Paul Block, chairman and chief executive officer of Merisant. “Yet despite these efforts, recent turmoil in the financial and credit markets has made it impossible for us to refinance our debt, without which we cannot complete the restructuring of our business.

“Restructuring our balance sheet is the best way for us to maximize the success of our company and its many products. We expect that Merisant will emerge from this process stronger and better able to compete, and thus this filing and balance sheet restructuring is in the best interests of the company and its stakeholders.

“During this restructuring, we will continue to support our current brands and launch PureVia™, our exciting all-natural, zero-calorie sweetener, in partnership with PepsiCo, as well as advance our plans to introduce natural sweeteners in other markets. On December 17, Reb A, the stevia-based extract that sweetens PureVia™, became the first stevia extract to receive generally recognized as safe (GRAS) status from the Food and Drug Administration, and we’ve seen tremendous interest in PureVia™ in response to that news,” said Block.

Block added, “I want to assure our customers, vendors and employees that this restructuring will not disrupt daily operations – our U.S. and global businesses will function normally throughout this process. Simply put, this balance sheet restructuring is about reducing the company’s debt, not disposing assets, reducing the workforce or reconfiguring our operations.”

Merisant also announced today that it has secured a $20 million debtor-in-possession (DIP) financing facility from Wayzata Investment Partners in order to ensure that it has adequate liquidity to operate while it restructures its debt. Furthermore, the company announced that as part of the DIP financing it is working on a consensual basis with the majority holder of its 9½% Senior Subordinated Notes on a plan of reorganization that, if approved by the Bankruptcy Court, would significantly deleverage the company’s balance sheet.

The Blackstone Group and Sidley Austin LLP represent the company as financial adviser and outside legal counsel, respectively.

In addition to its Chapter 11 petitions, the company filed customary “first-day” motions (First-Day Motions) seeking Bankruptcy Court authorization to, among other things: incur and deploy the DIP financing; maintain its existing cash management system; pay certain pre-filing employee wages and otherwise maintain employee benefits; fulfill certain pre-filing vendor obligations; maintain utility services; pay certain outstanding taxes; and honor its customer programs in the ordinary course of business.  The company anticipates that its First-Day Motions will be approved by the Bankruptcy Court in the early stages of its Chapter 11 proceeding.

For further information on Merisant’s financial restructuring, please visit http//www.merisant.com, or call 312-840-6000. The company will announce updates regarding its ongoing operations plans as they become available.

About Merisant

Merisant is a worldwide leader in the marketing of low-calorie tabletop sweeteners. In addition to Equal® and Canderel®, Merisant markets its products under 18 other brands in over 90 countries. For more information visit www.merisant.com.

Note to editors:  Equal® and Canderel® are registered trademarks of Merisant Company. PureVia™ is a trademark of Whole Earth Sweetener Company LLC, a wholly owned subsidiary of Merisant Company.

Contact:	Joe Poulos
Edelman
(312) 240-2719